EXHIBIT 21.1


                          OMNIVISION TECHNOLOGIES, INC.

                    Subsidiaries of OmniVision Technology, Inc.

                               (All 100% Owned)


     Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are show below:



           Name of Subsidiary              Jurisdiction of Incorporation
           ------------------              -----------------------------
OmniVision International Holding Ltd.              Cayman Islands

Hua Wei Technology International, Ltd.             Cayman Islands
(formerly OmniView Technology
 International, Ltd.)

Hua Wei Semiconductor (Shanghai) Co., Ltd.         Shanghai, China
(formerly Hao Wei Electronics (Shanghai)
 Co., Ltd.)




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